Exhibit 99.3

Hollywood may face hostile takeover fight

Michael McCarthy

479 words

29 December 2004

USA Today

FIRST

B.3

English

Copyright (c) 2004 Bell & Howell Information and Learning Company. All rights reserved.

Blockbuster is sending a message to smaller rival Hollywood Entertainment that could come straight from a Star Trek movie: “Resistance is futile. Prepare to be assimilated.”

The nation’s largest video rental chain threatened Tuesday to launch a hostile $700 million takeover bid by mid-January unless it obtains “substantial cooperation” from Hollywood’s board leading to a deal. Blockbuster said it will launch an all-cash tender offer of $11.50 a share for all outstanding shares if Hollywood rejects its offer of friendly talks.

Hollywood has refused to open its books since Blockbuster announced its interest in November. Blockbuster is using a carrot- and-stick approach. It’s dangling the promise of a more lucrative bid if Hollywood’s board plays ball and coughs up financial information and details on the company’s infrastructure, data systems and governance. If not, it’s threatening to go over the board’s head and take its offer directly to Hollywood’s shareholders.

“We really don’t want to be in a hostile situation; it’s not our first choice,” says Ed Stead, general counsel for Dallas-based Blockbuster. “But given where we are, it’s our only choice.” Executives at Hollywood declined to comment.

Blockbuster, the world’s largest video renter, with 8,900 stores generating 2003 revenue of $5.9 billion, recently tackled its No. 1 customer complaint – late fees on rentals. It promised to end the penalties in January. If Blockbuster succeeds in swallowing the No. 2 U.S. video renter, it will “probably” end late fees for Hollywood customers, as well, Stead says.

Blockbuster’s saber rattling is the latest salvo in a bidding war for Hollywood. Blockbuster values its bid at around $1 billion: $700 million in cash, plus the assumption of $300 million in debt. But Hollywood CEO Mark Wattles has already agreed to take the company private via a friendly bid of $10.25 a share, or around $645 million, from Leonard Green & Partners.

Don’t count out No. 3 video chain Movie Gallery. It’s made its own fully financed all-cash offer for Hollywood, says Tom Johnson, senior vice president of investor relations. Movie Gallery has acquired more than 200 companies since 1994. “We won’t overpay or get caught up in a bidding war,” Johnson says.

As Blockbuster confronts growing competition from mass retailers such as Wal-Mart and online video stores such as Netflix, it’s trying to “force” Hollywood’s board to open its books and sell to the highest bidder, says entertainment analyst Dennis McAlpine of McAlpine Associates.

Billionaire financier Carl Icahn owns large stakes in both companies and is urging them to conduct friendly talks. If Hollywood’s board refuses to consider higher offers or to open its books, “they could get sued by shareholders,” McAlpine says.